EXHIBIT 4.1

                                   DEMAND NOTE

                                                                    May 24, 2000
                                                              New York, New York

         FOR VALUE RECEIVED, the undersigned, THE NORTH FACE, INC., a Delaware corporation ("Maker"), promises to pay to the order of RING COMPANY ("Ring"), a Delaware corporation, on demand, the aggregate principal amount of all advances made to Maker by Ring from time to time on or after the date hereof. The aggregate principal amount outstanding from time to time will bear interest at the rate of interest published in the Wall Street Journal Money Rates Section as the one-month London Interbank Offered Rate (LIBOR) for any date on which any principal amount is outstanding (which rate shall be applicable until the next date as of which any change in LIBOR is published) plus .75%. This interest rate may change on a daily basis. Interest on the aggregate principal amount outstanding will be computed on a basis of a year of 360 days and paid for actual days elapsed. Interest accrued through the last day of each calendar month shall be payable on the first business day of the succeeding month commencing June 1, 2000.

         If default is made in the payment of this Demand Note, Maker agrees to pay the holder all costs of collection, including but not limited to court costs and reasonable attorneys' fees.

         All advances made by Ring and all repayments of the principal thereof and interest thereon shall be recorded by Ring and, if Ring so elects in connection with any transfer of enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such advance then outstanding may be endorsed by Ring on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof, provided that the failure of Ring to make any such recordation or endorsement shall not affect the obligations of the Maker hereunder.

         This Demand Note shall be governed by and construed in accordance with the laws of the State of New York.

                                            THE NORTH FACE, INC.

                                            By: /s/ Geoffrey D. Lurie
                                               ----------------------
                                               Name: Geoffrey Lurie
                                               Title: CEO